Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 (No. 33-52809, No. 33-56933, No. 333-25419, No. 333-65993, No. 333-75889, No. 333-77673 and No. 333-80507, No. 333-53888, No. 333-36667, No. 333-133430) pertaining to the Employees’ Savings and Investment Plan of Valley National Bank of our report dated June 26, 2006, with respect to the financial statements and schedules of Valley National Bank’s Employees’ Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

New York, New York

June 26, 2006